EXHIBIT 99.1

Press Release

SOURCE: Q Lotus Holdings Inc.

October 30, 2013 16:31 ET

Q Lotus Holdings Inc. Prepares to Optimize Benefits to the Company of Its Mining Rights

CHICAGO, IL-- (Marketwired - Oct 30, 2013) - Q Lotus Holdings, Inc. (OTCQB: QLTS) ("Q Lotus").

The Q Lotus Holdings Inc. management today announced that it has completed its evaluation and prioritization and is in the process of negotiating funding to monetize its mining claims and initiating mining operations through an expanded international network of qualified expert parties.

The Company has completed the negotiation of an extension of its silica mining rights in Oregon that runs through January 31, 2014 at which time it intends to tender $5 million to the prior owners to secure permanent rights to those claims and will proceed with mining its silica in accordance with a profit-sharing arrangement with the prior owners.

The company also plans to solidify its gold-mining rights in Arizona through an anticipated joint venture with Leanne Brier, the owners of the gold mining claims. These mining activities would commence with the establishment and implementation of a pilot program through the expenditure of $1-$2 million.

At a Board Meeting last week, the company's Board of Directors authorized and directed Q Lotus' management to proceed with efforts to implement these programs.

Q Lotus has interests in 26 mining claims (as previously reported in SEC Filings) located in Arizona, Utah and Oregon. These claims include mineral rights for gold, silver, platinum, silica, and other diversified mineral assets.